AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29 2016

REGISTRATION STATEMENT NO. 333-_________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BARFRESH FOOD GROUP, INC.

(Name of small business issuer in its charter)

Delaware	2038	27-1994406
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

8530 Wilshire Blvd., Suite 450

Beverly Hills, California 90211

Telephone: (310) 598-7113

(Address and telephone number of principal executive offices and principal place of business)

Copies to:

Mark Y. Abdou

Ruba Qashu

Libertas Law Group, Inc.

225 Santa Monica Boulevard, 11th Floor

Santa Monica, CA 90401

Telephone: (310) 359-8742

Facsimile: (310) 356-1922

Approximate date of proposed sale to the public:

From time to time after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering Price	Amount of registration fee
Common stock, par value $0.000001 per share	7,782,496	$ 0.70	(2)	$5,447,747
Common stock, par value $0.000001 per share, issuable upon exercise of Series H Warrants and other Warrants	1,297,500	$ 1.00	(3)	$1,297,500
Common stock, par value $0.000001 per share, issuable upon exercise of Series I Warrants	3,891,249	$ 1.00	(3)	$3,891,249
Common stock, par value $0.000001 per share, issuable upon exercise of placement agent warrants	96,680	$ 1.00	(3)	$96,680
Common stock, par value $0.000001 per share, issuable upon exercise of Series EN Warrants	57,990	$ 0.70	(3)	$40,593
Common stock, par value $0.000001 per share, issuable upon exercise of warrants	165,000	$ 0.70	(3)	$115,500

Total				$10,889,269	$1,096.55

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (“Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457(c) under the Securities Act.

(3) Estimated solely for the purpose of calculating the registration fee under Rule 457(g) under the Securities Act.

SUBJECT TO COMPLETION, DATED APRIL 29, 2016

PROSPECTUS

13,290,915 Shares of Common Stock

This prospectus relates to 13,290,915 shares of our common stock, par value $0.000001 per share, of which 5,508,419 are issuable upon exercise of certain warrants, that may be sold from time to time by the selling shareholders listed under the caption “Selling Shareholders”. All of the shares, when sold, will be sold by these selling shareholders. The selling shareholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling shareholders decide to sell their shares. See “Plan of Distribution”. The selling shareholders may be deemed underwriters of the shares of common stock that they are offering. We will pay the expenses of registering these shares.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from the sale of common stock hereunder. We will receive proceeds from any exercise of outstanding warrants by the selling shareholders if and when those warrants are exercised for cash.

Our common stock is traded on the OTCQB under the symbol BRFH. On April 27, 2016 the last reported sale price of our common stock was $0.70 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISK. IN REVIEWING THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 6.

Neither we nor any selling shareholder has authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION WHERE IT WOULD BE UNLAWFUL.

The date of this prospectus is April 29, 2016

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. Unless the context otherwise requires, references contained in this prospectus to the “Company”, “Barfresh”, “we”, “us” or “our” shall mean Barfresh Food Group Inc., a Delaware corporation.

BARFRESH FOOD GROUP INC.

Our Company

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent is “patent pending”. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

The Company has conducted sales through two channels: National Accounts, and through an exclusive nationwide distribution agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014.

The process of obtaining sales orders for National Accounts generally follows several steps, including product demonstration, product testing, and exclusive flavor development for the larger National Accounts. We are currently in various stages of product development and testing with National Accounts representing over 37,000 restaurant locations.

In addition to the National Accounts, the Company sells to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operator’s nominated distributor for our products.

The Company is one of five vendors that were named to Sysco’s “Cutting Edge Solution” (“CES”) Platform during March of 2016. As part of this platform, our products will receive national advertising and marketing, and will be considered a core product. All 72 of SYSCO’s OPCO’s will participate in the CES program, and will be evaluated on their success in moving the CES products. As a direct result the Company, which had already begun shipping products to 37 of the 72 Sysco distribution centers, expects to have its products in all 72 SYSCO Opco’s by the end of the second quarter 2016.

On October 26, 2015, Barfresh signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products will be included as part of PepsiCo’s offerings to its significant customer base, which the Company expects to fast track our growth and expedite the test to market process. The agreement gives Barfresh access to PepsiCo’s one-thousand plus person foodservice sales team, with Barfresh products becoming part of PepsiCo’s customer presentations.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh currently utilizes contract manufacturers to manufacture all of the products in the United States. Ice cream manufacturers are best suited to produce the products and two production lines are currently operational in our Salt Lake City contract manufacturer location. This manufacturer is currently producing products sold to existing customers as well as producing exclusive test products developed for potential National Accounts. Currently annual production capacity with our existing contract manufacturer is 14 million units per year. In February 2016, the Company signed an agreement with Yarnell Operations, LLC, a subsidiary of Schulze and Burch, that secures additional production capacity ahead of expected dramatic sales growth in 2016. Barfresh will have the capacity to ramp up to an incremental production capacity of 100 million units through this agreement. The Yarnell Operations, LLC, subsidiary is strategically located in Arkansas. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

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Although there currently is not a contract in place with any suppliers for the raw materials needed to manufacture our products, there are a significant number of sources available and the company does not anticipate becoming dependent on any one supplier. As demand for the range of our products grows, we plan to contract a level of raw material requirements to ensure continuity of supply. Our corporate office is located at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211. Our telephone number is (310) 598-7113 and our website is www.barfresh.com

Registrable Securities

On January 29, 2016 Barfresh closed a private placement to accredited investors of $2,670,000 in promissory notes and Series H Warrants to purchase up to 1,297,500 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. Pursuant to the terms of the convertible promissory notes, approximately 96% of the accrued principal and interest were converted by the holders into our February 26, 2016 financing, described below. The Series H Warrants are exercisable for a term of five years at a per share price of $1.00. The Series H Warrants have piggy-back registration rights.

In February 2016, pursuant to a securities purchase agreement between Barfresh and certain accredited investors, Barfresh sold 7,754,371 shares of its common stock and Series I Warrants to purchase up to 3,877,186 shares of common stock for aggregate gross proceeds to the Company of $6,203,498. The financing consisted of two components: a new equity raise in the amount of $3,570,000 and the conversion into common equity of $2,633,498 of principal and interest of convertible promissory notes previously issued on January 29, 2016. The Series I Warrants are exercisable for a term of five-years at a per share price of $1.00. The shares and common stock issuable upon exercise of the Series I Warrants have the registration rights set forth in that a registration rights agreement between the Company and purchasers.

GVC Capital, LLC, a registered broker dealer was issued 96,680 placement agent warrants in connection with the conversion of the convertible promissory notes issued on January 29, 2016 into the February 26, 2016 financing. The placement agent warrants are exercisable for a term of five-years at a price of $1.00 per share or via cashless exercise.

In December 2013, we closed an offering of $775,000 in short-term notes payable (“Short-Term Notes”). The Short-Term Notes accrued interest at a rate of 2% per annum and were due and payable on December 20, 2014. We also issued 1,291,667 warrants to the Short-Term Note holders for the right to purchase shares of our common stock. Each warrant entitles the holder to purchase one share of our common stock at a price of $0.45 per share, may be exercised on a cashless basis and are exercisable for a period of five years. We exercised our right to extend the due date of the Short-Term Notes to June 20, 2015. The extended Short-Term Notes accrue interest at the rate of 3% per annum and required us to issue additional warrants (“Series EN Warrants”). We issued 898,842 Series EN Warrants to the Short-Term Note holders for the right to purchase shares of our common stock. Each Series EN Warrant entitles the holder to purchase one share of our common stock at a price of $0.485 per share, may be exercised on a cashless basis and are exercisable for a period of three years.

On December 1, 2013, we issued warrants to purchase 300,000 to Greenridge Global, LLC as compensation for services rendered.

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SUMMARY OF THE OFFERING

The Offering

Up to 13,290,915 shares of our common stock, par value $0.000001 per share, of which 1,297,500 are issuable upon exercise of Series H Warrants, 3,891,249 are issuable upon exercise of Series I Warrants, 96,680 are issuable upon exercise of certain placement agent warrants, 57,990 are issuable upon exercise of Series EN warrants and 165,000 are issuable upon the exercise of certain other warrants.

Series H Warrants may be exercised by the payment of the exercise price of $1.00 per share for a term of five years ending in 2020 in cash and have piggyback registration rights

The Series I Warrants may be exercised by the payment of the exercise price of $1.00 per share or via cashless exercise for a term of five years ending in 2021 and have registration rights.

The placement agent warrants may be exercised by the payment of the exercise price of $1.00 per share or via cashless exercise for at term of five years ending 2021 and have piggyback registration rights.

Series EN Warrants may be exercised by the payment of the exercise price of $0.485 per share or via cashless exercise for a term of three years ending in 2017 and have registration rights.

The other warrants may be exercised by the payment of the exercise price of $0.50 per share or via cashless exercise for a term of three years ending in 2016 and have piggyback registration rights.

Trading Market	OTCQB under the symbol “BRFH”

Offering Period	We are registering the selling shareholders’ shares to allow the selling shareholders the opportunity to sell their shares. The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions. The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of shares of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416 (“Rule 416”) under the Securities Act of 1933, as amended (“Securities Act”).

Risk Factors	The shares being offered are speculative and involve very high risks, including those listed in “Risk Factors”.

Net Proceeds	We will not receive any proceeds from the sale of any shares by selling shareholders. However, we may receive up to an aggregate of $5,396,054 from the exercise by selling shareholders of warrants to purchase the common stock we are registering under this registration statement.

Use of Proceeds	We expect to use any cash proceeds we receive from the exercise of warrants by selling shareholders for general working capital purposes.

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RISK FACTORS

An investment in the Company’s securities involves significant risks, including the risks described below. You should carefully consider the risks described below before purchasing the shares. The risks highlighted here are not the only ones that the Company faces. For example, additional risks presently unknown to us or that we currently consider immaterial or unlikely to occur could also impair our operations. If any of the risks or uncertainties described below or any such additional risks and uncertainties actually occur, our business, prospects, financial condition or results of operations could be negatively affected, and you might lose all or part of your investment.

Risks Related to Our Business

We have a history of operating losses

We have a history of operating losses and may not achieve or sustain profitability. These operating losses have been generated while we market to potential customers. We cannot guarantee that we will become profitable. Even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to sustain or increase profitability and our failure to do so would adversely affect the Company’s business, including our ability to raise additional funds.

A worsening of economic conditions or a decrease in consumer spending may adversely impact our ability to implement our business strategy.

Our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. There is no certainty regarding economic conditions in the United States, and credit and financial markets and confidence in economic conditions could deteriorate at any time. Accordingly, we may experience declines in revenue during economic turmoil or during periods of uncertainty. Any material decline in the amount of discretionary spending, leading cost-conscious consumers to be more selective in restaurants visited, could have a material adverse effect on our revenue, results of operations, business and financial condition.

The challenges of competing with the many food services businesses may result in reductions in our revenue and operating margins.

We compete with many well-established companies, food service and otherwise, on the basis of taste, quality and price of product offered, customer service, atmosphere, location and overall guest experience. Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers across all four day parts. Shifts in consumer preferences away from our products, our inability to develop new menu items that appeal to consumers across all day parts, or changes in our menu that eliminate items popular with some consumers could harm our business. We compete with other smoothie and juice bar retailers, specialty coffee retailers, yogurt and ice cream shops, bagel shops, fast-food restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores. Our competitors change with each of the four day parts, ranging from coffee bars and bakery cafés to casual dining chains. Many of our competitors or potential competitors have substantially greater financial and other resources than we do, which may allow them to react to changes in the market quicker than we can. In addition, aggressive pricing by our competitors or the entrance of new competitors into our markets, could reduce our revenue and operating margins. We also compete with other employers in our markets for workers and may become subject to higher labor costs as a result of such competition.

Fluctuations in various food and supply costs, particularly fruit and dairy, could adversely affect our operating results.

Supplies and prices of the various ingredients that we are going to use to can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries.

These factors subject us to shortages or interruptions in product supplies, which could adversely affect our revenue and profits. In addition, the prices of fruit and dairy, which are the main ingredients in our products, can be highly volatile. The fruit of the quality we seek tends to trade on a negotiated basis, depending on supply and demand at the time of the purchase. An increase in pricing of any fruit that we are going to use in our products could have a significant adverse effect on our profitability. We cannot assure you that we will be able to secure our fruit supply.

Our business depends substantially on the continuing efforts of our senior management and other key personnel, and our business may be severely disrupted if we lose their services.

Our future success heavily depends on the continued service of our senior management and other key employees. If one or more of our senior executives is unable or unwilling to continue to work for us in his present position, we may have to spend a considerable amount of time and resources searching, recruiting, and integrating a replacement into our operations, which would substantially divert management’s attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy.

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Our senior management’s limited experience managing a publicly traded company may divert management’s attention from operations and harm our business.

With the exception of our Chief Financial Officer, our senior management team has relatively limited experience managing a publicly traded company and complying with federal securities laws, including compliance with recently adopted disclosure requirements on a timely basis. Our management will be required to design and implement appropriate programs and policies in responding to increased legal, regulatory compliance and reporting requirements, and any failure to do so could lead to the imposition of fines and penalties and harm our business.

We may be unable to attract and retain qualified, experienced, highly skilled personnel, which could adversely affect the implementation of our business plan.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. As we become a more mature company in the future, we may find recruiting and retention efforts more challenging. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively. The loss of any key employee, including members of our senior management team, and our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

Product liability exposure may expose us to significant liability.

We may face an inherent business risk of exposure to product liability and other claims and lawsuits in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. We may not be able to avoid significant liability exposure. Although we believe our insurance coverage to be adequate, we may not have sufficient insurance coverage, and we may not be able to obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of our products. A product liability claim could hurt our financial performance. Even if we ultimately avoid financial liability for this type of exposure, we may incur significant costs in defending ourselves that could hurt our financial performance and condition.

Our inability to protect our intellectual property rights may force us to incur unanticipated costs.

Our success will depend, in part, on our ability to obtain and maintain protection in the United States and internationally for certain intellectual property incorporated into our products. Our intellectual property rights may be challenged, narrowed, invalidated or circumvented, which could limit our ability to prevent competitors from marketing similar solutions that limit the effectiveness of our patent protection and force us to incur unanticipated costs. In addition, existing laws of some countries in which we may provide services or solutions may offer only limited protection of our intellectual property rights.

Our products may infringe the intellectual property rights of third parties, and third parties may infringe our proprietary rights, either of which may result in lawsuits, distraction of management and the impairment of our business.

As the number of patents, copyrights, trademarks and other intellectual property rights in our industry increases, products based on our technology may increasingly become the subject of infringement claims. Third parties could assert infringement claims against us in the future. Infringement claims with or without merit could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, might not be available on terms acceptable to us, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation to determine the validity of any claims, whether or not the litigation is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel from productive tasks. If there is an adverse ruling against us in any litigation, we may be required to pay substantial damages, discontinue the use and sale of infringing products and expend significant resources to develop non-infringing technology or obtain licenses to infringing technology. Our failure to develop or license a substitute technology could prevent us from selling our products.

If securities or industry analysts do not publish research, or publish inaccurate or unfavorable research, about our business, our share price and trading volume could decline.

The trading market for our common stock may be impacted, in part, by the research and reports that securities or industry analysts publish about our business or us. There can be no assurance that analysts will cover us, continue to cover us or provide favorable coverage. If one or more analysts downgrade our stock or change their opinion of our stock, our share price may decline. In addition, if one or more analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We will continue to incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives and corporate governance practices.

As a public company, we will continue to incur significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly.

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We cannot predict or estimate the amount of additional costs we may incur to continue to operate as a public company, nor can we predict the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We have identified material weaknesses in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, we are required to furnish a report by our management on our internal control over financial reporting. As such, our management has conducted this evaluation and, as of December 31, 2015, identified the following material weaknesses in the Company’s internal control over financial reporting:

●	We do not have a fully independent audit committee: We are not currently obligated to have a fully independent audit committee, including a member who is an “audit committee financial expert,” as defined in Item 407 of Regulation S-K, under applicable regulations or listing standards. However, it is management’s view that such a committee is an imp™ortant internal control over financial reporting, the lack of which may result in ineffective oversight in the establishment and monitoring of internal controls and procedures.

●	We do not have a majority of independent directors on our board of directors, which may result in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

●	Inadequate Segregation of Duties: We have an inadequate number of personnel to properly implement certain control procedures related to segregation of duties.

Management has concluded that our disclosure controls and procedures are not effective. Effective internal control over financial reporting is necessary to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. We will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to modify and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Continued identification of one or more material weaknesses in our internal control over financial reporting could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

We are operating with less than a majority of independent directors.

We do not have a majority of independent directors. The Company is operated without the oversight of a majority of independent directors and material agreements and transactions, including those with related parties, are not approved with the oversight of a majority of independent directors.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Some foreign companies, including some that may compete with our Company, may not be subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in countries in which we conduct our business. However, our employees or other agents may engage in conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Ownership of Our Common Stock

Our common stock is quoted on the OTCQB, which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTCQB, which is a significantly more limited trading market than the New York Stock Exchange, or the NASDAQ Stock Market. The quotation of the Company’s shares on the OTCQB may result in a less liquid market available for existing and potential shareholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future.

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There is limited liquidity on the OTCQB, which may result in stock price volatility and inaccurate quote information.

When fewer shares of a security are being traded on the OTCQB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in shares of our common stock, there may be a lower likelihood of one’s orders for shares of our common stock being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry.

If we are unable to adequately fund our operations, we may be forced to voluntarily file for deregistration of our common stock with the SEC.

Compliance with the periodic reporting requirements required by the SEC consumes a considerable amount of both internal, as well external, resources and represents a significant cost for us. If we are unable to continue to devote adequate funding and the resources needed to maintain such compliance, while continuing our operations, we could be forced to deregister with the SEC. After the deregistration process, our common stock would only be tradable on the “Pink Sheets” and could suffer a decrease in or absence of liquidity.

Because we became public by means of a “reverse merger”, we may not be able to attract the attention of major brokerage firms.

Additional risks may exist since we became public through a “reverse merger”. Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. We cannot assure you that brokerage firms will want to conduct any secondary offerings on behalf of our Company in the future.

Future sales of our common stock in the public market could lower the price of our common stock and impair our ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the then prevailing market price of our common stock and could make it more difficult for us to raise funds in the future through a public offering of our securities.

Our common stock is thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Currently, the Company’s common stock is quoted in the OTCQB and future trading volume may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCQB stocks and certain major brokerage firms restrict their brokers from recommending OTCQB stocks because they are considered speculative, volatile and thinly traded. The OTCQB market is an inter-dealer market much less regulated than the major exchanges and our common stock is subject to abuses, volatility and shorting. Thus, there is currently no broadly followed and established trading market for the Company’s common stock. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded there.

The trading volume of our common stock has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for the Company’s common stock on the OTCQB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of our common stock or to obtain accurate quotations as to the market value of the Company’s common stock and as a result, the market value of our common stock likely would decline.

Our common stock is subject to price volatility unrelated to our operations.

The market price of our common stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our common stock, changes in general conditions in the economy and the financial markets or other developments affecting the Company’s competitors or the Company itself. In addition, the OTCQB is subject to extreme price and volume fluctuations in general. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

We are subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

Our common stock is currently quoted on the OTCQB. Our common stock is subject to the requirements of Rule 15(g)-9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser’s consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock. Generally, the Commission defines a penny stock as any equity security not traded on a national exchange that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

9

Because we do not intend to pay dividends, shareholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our preferred stock or common stock. For the foreseeable future, it is expected that earnings, if any, generated from our operations will be used to finance the growth of our business, and that no dividends will be paid to holders of the Company’s common stock. As a result, the success of an investment in our common stock will depend upon any future appreciation in its value. There can be no guarantee that our common stock will appreciate in value.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results;

●	announcements of developments by us or our competitors;

●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting the our industry;

●	additions or departures of key personnel;

●	introduction of new products by us or our competitors;

●	sales of our common stock or other securities in the open market; and

●	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such a company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and Company resources, which could harm our business and financial condition.

Investors may experience dilution of their ownership interests because of the future issuance of additional shares of our common stock.

We intend to continue to seek financing through the issuance of equity or convertible securities to fund our operations. In the future, we may also issue additional equity securities resulting in the dilution of the ownership interests of our present shareholders. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions or for other business purposes. The future issuance of any such additional shares of common stock will result in dilution to our shareholders and may create downward pressure on the trading price of our common stock.

Provisions in our corporate charter documents and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our certificate of incorporation and our bylaws may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

10

NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” contains forward-looking statements. We may, in some cases, use words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “potential”, “predict”, “project”, “should”, “will”, “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. Forward-looking statements in this prospectus include, but are not limited to, statements about:

●	the success, cost and timing of our sales and licensing activities;

●	our ability to attract collaborators with development, marketing and commercialization expertise;

●	the size and growth potential of the markets for our products, and our ability to serve those markets;

●	the performance of our third-party suppliers and manufacturers;

●	our ability to attract and retain key management personnel;

●	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; and

●	our expectations regarding our ability to maintain and protect intellectual property protection for our products.

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors”. In addition, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling shareholders. Rather, the selling shareholders will receive those proceeds directly.

However, we may receive up to an aggregate of $5,396,054 from the exercise by selling shareholders of warrants to purchase the common stock we are registering under this registration statement. We expect to use any cash proceeds from the exercise of warrants for general working capital purposes.

SELLING SHAREHOLDERS

We are registering 13,290,915 shares of our common stock, par value $0.000001 per share, of which 1,297,500 are issuable upon exercise of Series H Warrants and 3,891,249 are issuable upon exercise of Series I Warrants, 96,680 shares are issuable upon exercise of certain placement agent warrants, 57,990 are issuable upon exercise of Series EN Warrants and 165,000 are issuable upon exercise of certain other warrants. The shares of common stock being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder only as a result of stock splits, stock dividends or similar transactions. The shares of common stock being registered do not include additional shares of common stock issuable as a result of changes in market price of the common stock, issuance by us of equity securities below a certain price or other anti-dilutive adjustments or variables not covered by Rule 416. All shares that may be issued will be restricted securities as that term is defined in Rule 144 under the Securities Act, and will remain restricted unless and until such shares are sold pursuant to this prospectus, or otherwise are sold in compliance with Rule 144.

No shareholder may offer or sell shares of our common stock under this prospectus unless such shareholder has notified us of such shareholder’s intention to sell shares of our common stock and the registration statement of which this prospectus is a part has been declared effective by the SEC and remains effective at the time such selling shareholder offers or sells such shares. We are required to amend the registration statement of which this prospectus is a part to reflect material developments in our business and current financial information. Each time we file a post-effective amendment to our registration statement with the SEC, it must first become effective prior to the offer or sale of shares of our common stock by the selling shareholders.

The following table sets forth as of April 18, 2016, information regarding the current ownership of our common stock by the persons identified, based on information provided to us by them, which we have not independently verified. We have assumed for purposes of the table that the selling shareholders will sell all of the shares offered by this prospectus. The selling shareholders may, from time to time, offer all or some of their shares under this prospectus or in another manner. No assurance can be given as to the actual number of shares that will be resold by the selling shareholders (or any of them). In addition, a selling shareholder may have already sold or otherwise disposed of shares in transactions exempt from the registration requirements of the Securities Act. The selling shareholders are not making any representation that the shares covered by this prospectus will be offered for sale. Except as set forth below, no selling shareholder has held any position nor had any material relationship with our affiliates or us during the past three years. Except as set forth below, each of the selling shareholders has advised the Company that it is not a registered broker-dealer or an affiliate of a registered broker-dealer.

11

Name of Selling Shareholder	Number of Shares Owned Before Offering		Number of Shares Being Offered	Number of Shares Owned After Offering	Percent of Shares Owned After Offering
William D. Moreland	2,422,814	[1]	2,422,814	0	0
Theodore Edward Dastoli	56,250	[2]	56,250	0	0
Steven P. Cugine	300,000	[3]	120,691	179,309	*
Rodney Cerny	60,572	[4]	60,572	0	0
Pacific Grove Master Fund, L.P.[5]	5,625,000	[6]	5,625,000	0	0
AMLM Pty Limited ATF The Mitchell Family Trust[7]	46,875	[8]	46,875	0	0
Jon P. Jung	48,458	[9]	48,458	0	0
John J. Trant	36,155	[10]	36,155	0	0
Ephraim Fields	831,732	[11]	562,500	0	0
Cornelius J. Sullivan	241,121	[12]	241,121	0	*
Clifford Marshall Athey	120,931	[13]	120,931	0	0
Julie A. Seiden Trust A14	221,353	[15]	121,353	100,000	*
Julie A. Seiden Trust B16	121,353	[17]	121,353	0	0
Joseph M. Cugine[18]	670,871	[19]	120,871	550,000	*
GE Price Superannuation Fund[20]	60,731	[21]	60,731	0	0
Angus Charles Cuthbertson	392,688	[22]	242,688	150,000	*
Bansbach Capital Group, LLC[23]	242,299	[24]	242,283	0	0

1 Includes 640,938 shares issuable upon exercise of Series I Warrants and 500,000 shares issuable upon exercise of Series H Warrants.

2 Includes 18,750 shares issuable upon exercise of Series I Warrants.

3 Includes 100,000 shares underlying certain warrants, including 31,897 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

4 Includes 16,024 shares underlying Series I Warrants and 12,500 shares underlying Series H Warrants.

5 Registered Investment Company under the Investment Company Act of 1940.

6 Includes 1,875,000 shares underlying Series I Warrants.

7 Anne Mitchell and Luke Mitchell are the individuals with voting and investment control over the shares held by this trust.

8 Includes 15,625 shares underlying Series I Warrants.

9 Includes 12,819 shares underlying Series I Warrants and 10,000 shares underlying Series H Warrants.

10 Includes 9,552 shares underlying Series I Warrants and 7,500 shares underlying Series H Warrants.

11 Includes 187,500 shares underlying Series I Warrants.

12 Includes 63,707 shares underlying Series I Warrants and 50,000 shares underlying Series H Warrants.

13 Includes 31,977 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

14 Arthur L. Seiden, as trustee, is the individual with voting and investment control over the shares held by this trust.

15 Includes 32,118 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

16 Arthur L. Seiden, as trustee, is the individual with voting and investment control over the shares held by this trust.

17 Includes 32,118 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

18 President of Barfresh Food Group, Inc.

19 Includes 31,957 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

20 Gary Price is the individual with voting and investment control over the shares held by this entity.

21 Includes 16,077 shares underlying Series I Warrants and 12,500 shares underlying Series H Warrants.

22 Includes 64,229 shares underlying Series I Warrants, 50,000 shares underlying Series H Warrants and 150,000 shares underlying certain options.

23 Louis P. Bansbach IV, as managing member, is the individual with voting and investment control over the shares held by this entity.

24 Includes 64,094 shares underlying Series I Warrants and 50,000 shares underlying Series H Warrants.

12

Vicki Barone[25]	4,834	[26]	4,834	0	0
Steven M. Bathgate[27]	28,000	[28]	28,000	0	0
James Bisping	60,131	[29]	60,131	0	0
William Robert Gregozeski	300,000	[30]	165,000	0	*
Michael E. Donnelly[31]	325,968	[32]	208,735	117,233	*
2 J Realty Investment LLC[33]	603,626	[34]	603,626	0	0
Fivex Pty Ltd ATF the Harbourview Share Portfolio Trust[35]	242,575	[36]	242,575	0	0
Joseph Tesoriero[37]	121,290	[38]	121,290	0	0
Giuseppe Delle Coste	109,841	[39]	48,498	61,343	0
GVC Partners LLC[40]	19,336	[41]	19,336	0	0
Richard T. Huebner[42]	4,454	[43]	4,454	0	0
Jennifer Toth	120,931	[44]	120,931	0	0
Jeff Osterfeld TOD	375,000	[45]	375,000	0	0
Jesse Brooks Nichols[46]	5,620	[47]	5,620	0	0
Mathew Kelsall[48]	4,834	[49]	4,834	0	0
Brian McMahon	73,085	[50]	73,085	0	0
Mirella Delle Coste	1,063,444	[51]	242,458	820,986	*
R.D. Capital Holdings Pty Ltd[52]	19,780,909	[53]	121,140	19,659,769	20.8

25 Principal of GVC Capital, LLC, a registered broker dealer.

26 Consists of 4,834 shares underlying placement agent warrants.

27 Affiliate of GVC Capital, LLC, a registered broker dealer.

28 Consists of 28,000 shares underlying placement agent warrants.

29 Includes 15,877 shares underlying Series I Warrants and 12,500 shares underlying Series H Warrants.

30 Consists of 300,000 shares underlying warrants.

31 Affiliate of GVC Capital, LLC, a registered broker dealer.

32 Includes 29,602 shares underlying placement agent warrants, 57,990 Series EN Warrants, 32,048 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

33 Jason Eiswerth and Jeffrey Dellorusso, as managing members, are the individuals with voting and investment control over the shares held by this entity.

34 Includes 159,542 shares underlying Series I Warrants and 125,000 shares underlying Series H Warrants.

35 Joshua Berger is the individual with voting and investment control over the shares held by this entity.

36 Includes 64,192 shares underlying Series I Warrants and 50,000 shares underlying Series H Warrants.

37 Chief Financial Officer of the Company.

38 Includes 32,096 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

39 Includes 12,833 shares underlying Series I Warrants and 10,000 shares underlying Series H Warrants.

40 Steve Bathgate, Richard Huebner, Vicki Barone and Greg Fulton are the individuals with voting and investment control over the shares held by this entity. They all disclaim beneficial ownership of the shares held by this entity due to the fact that the shares are held by the firm and do not belong to any of this individuals alone.

41 Consists of shares underlying placement agent warrants.

42 Affiliate of GVC Capital, LLC, a registered broker dealer.

43 Consists of shares underlying placement agent warrants.

44 Includes 31,977 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

45 Includes 125,000 shares underlying Series I Warrants.

46 Affiliate of GVC Capital, LLC, a registered broker dealer.

47 Consists of shares underlying placement agent warrants.

48 Affiliate of GVC Capital, LLC, a registered broker dealer.

49 Consists of shares underlying placement agent warrants.

50 Includes 16,028 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

51 Includes 64,153 shares underlying Series I Warrants and 50,000 shares underlying Series H Warrants and 400,000 shares underlying certain other warrants.

52 Riccardo Delle Coste, the Chief Executive Officer and a director of the Company, is the individual with voting and investment control over the shares held by this entity.

13

Pensel Pty Limited ATF Superannuation Fund[54]	254,182	[55]	48,589	205,593	0
Todd R. Burmeister	60,115	[56]	60,115	0	0
Timothy F. Trant	187,500	[57]	120,541	0	0
Mark Y. Abdou	441,705	[58]	42,188	398,977	*
David Robert Morgan	242,575	[59]	242,575	0	0
Farinway Pty Ltd[60]	48,589	[61]	48,589	0	0
Koudsi Revocable Trust[62]	28,125	[63]	28,125	0	0

* Less than 1%

53 Includes 32,048 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants and 482,647 shares underlying certain other warrants.

54 David Paul Selig and Katrina Jane Beatrice Selig are the individuals with voting and investment control over the shares held by this entity.

55 Includes 12,863 shares underlying Series I Warrants and 10,000 shares underlying Series H Warrants.

56 Includes 15,872 shares underlying Series I Warrants and 12,500 underlying Series H Warrants.

57 Includes 31,847 shares underlying Series I Warrants and 25,000 shares underlying Series H Warrants.

58 Includes shares underlying 14,063 Series I Warrants and shares underlying 67,500 certain other warrants.

59 Includes 64,192 shares underlying Series I Warrants and 50,000 shares underlying Series H Warrants.

60 Michael Wiener is the individual with voting and investment control over the shares held by this entity.

61 Includes 12,863 shares underlying Series I Warrants and 10,000 shares underlying Series H Warrants.

62 John J. Koudsi is the individual with voting and investment control over the shares held by this entity.

63 Includes 9,375 shares underlying Series I Warrants.

14

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell or dispose of the securities in one or more of the following ways (or in any combination) from time to time:

●	through underwriters or dealers;

●	directly to a limited number of purchasers or to a single purchaser (including block transactions);

●	through agents; or

●	an offering of shares by way of a distribution to shareholders, partners or members.

If the selling shareholders use underwriters in the sale, the securities will be acquired by the underwriters for their own account(s) and may be resold from time to time in one or more transactions, including:

●	negotiated transactions;

●	at a fixed public offering price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares of common stock, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

The obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

15

The selling shareholders may sell the securities through agents from time to time. Generally, any agent will be acting on a best-efforts basis for the period of its appointment.

The selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Because selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares of common stock by the selling shareholders.

As used herein, “selling shareholders” includes donees, pledgees, distributees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a named selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer.

Underwriters and agents may be entitled under agreements entered into with the selling shareholders, if applicable, to indemnification by the selling shareholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of our securities by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act). In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

LEGAL PROCEEDINGS

We are not party to any lawsuits or legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse affect on our results of operations and financial position, and have no knowledge of any threatened or potential lawsuits or legal proceedings against us. From time to time, we may be involved in litigation relating to claims arising out of operations in the ordinary course of business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this Report:

Name	Age	Position
Riccardo Delle Coste	36	President, Chief Executive Officer and Chairman
Joseph S. Tesoriero	62	Chief Financial Officer
Steven Lang	63	Director
Arnold Tinter	71	Secretary and Director
Joseph M. Cugine	55	Director
Alice Elliot	59	Director

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Riccardo Delle Coste has been the Chairman of our board of directors, President and Chief Executive Officer since January 10, 2012. He has also been the President and Chief Executive Officer of Barfresh Inc., a Colorado corporation and our wholly owned subsidiary (“Barfresh CO”), since its inception. Mr. Delle Coste is the inventor of the patent pending technology and the creator of Smoo Smoothies. Mr. Delle Coste started the business in 2005 and developed a unique system using controlled pre-packaged portions, to deliver a freshly made smoothie that is quick, cost efficient, healthy and with no waste. In building the business, he is responsible for securing new business tenders and maintaining key client relationships. He is also responsible for the development of new product from testing to full-scale production, establishment of the manufacturing facilities that have all necessary accreditation (HACCP, Halal, and Kosher), technology development, product improvement and R&D with new product launches. Mr. Delle Coste also has over five years of investment banking experience. Mr. Delle Coste attended Macquarie University, Sydney, Australia while studying for a Bachelor of Commerce for 3.5 years but left to pursue business interests and did not receive a degree.

Qualifications: Mr. Delle Coste has 17 years of experience within retail, hospitality and dairy manufacturing.

Joseph S. Tesoriero was appointed as Chief Financial Officer of the Company on May 18, 2015. Mr. Tesoriero has served as an independent director of Smart & Final Stores, Inc. (NYSE: SFS) since July of 2014, where he serves as Chairman of the Audit Committee and a member of the Nominating and Governance Committee. He was most recently engaged as a financial advisor for Dole Asia Holdings, Ltd. Pte., a Singapore based wholly owned subsidiary of Itochu Corporation of Japan, from April 2013 to October 2013. Prior to this consulting engagement, Mr. Tesoriero served as Executive Vice Present and Chief Financial Officer of Dole Food Company Inc. from February 2010 to April 2013, as its Vice President and Chief Financial Officer from August 2004 to February 2010 and as its Vice President of Tax from September 2002 to August 2004. Prior to joining Dole, Mr. Tesoriero was Senior Vice President of Tax of Global Crossing (1998-2002), Vice President of Tax of Coleman Camping Equipment (1997-1998), International Tax Attorney with Revlon Cosmetics (1989-1997) and Tax Attorney with IBM (1980-1988). Mr. Tesoriero began his career in 1978 as a Tax Associate with Haskins & Sells (now Deloitte Touche). Mr. Tesoriero holds a B.S. in Accounting from Villanova University, a J.D. from New York Law School and an LL.M. in Taxation from Boston University. He has been a member of the New York State Bar since 1978.

Qualifications: Mr. Tesoriero has over 30 years of experience in corporate finance leadership positions.

Steven Lang was appointed as Director of the Company on January 10, 2012. He has also served as Secretary of Barfresh CO since its inception. Prior to joining Barfresh CO, from 2003 to 2007, Mr. Lang was a director of Vericap Finance Limited, a company that specializes in providing advice to and investing in Australian companies with international growth potential. From 1990 to 1999, he served as a director of Babcock & Brown’s Australian operations where he was responsible for international structured finance transactions. Mr. Lang received a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales in 1976 and a Master of Laws from the University of Sydney in 1984. He has been a member of the Institute of Chartered Accountants in Australia and was licensed to practice foreign law in New York.

Qualifications: Mr. Lang has over 35 years of experience in business, accounting, law and finance and served as Chairman of an Australian public company.

Arnold Tinter was appointed as Director, Chief Financial Officer and Secretary of the Company on January 10, 2012. Mr. Tinter resigned his position as Chief Financial Officer on May 18, 2015 served temporarily as Principal Accounting Officer. Mr. Tinter founded Corporate Finance Group, Inc., a consulting firm located in Denver, Colorado, in 1992, and is its President. Corporate Finance Group, Inc., is involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. He is the chief financial officer to two other public companies: LifeApps Digital Media Inc. and Arvana Inc. From 2006 to 2010 he was the chief financial officer of Spicy Pickle Franchising, Inc., a public company, where his responsibilities included oversight of all accounting functions, including SEC reporting, strategic planning and capital formation. From May 2001 to May 2003, he served as chief financial officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he also served as that company’s chief executive officer. Prior to 1990, Mr. Tinter was chief executive officer of Source Venture Capital, a holding company with investments in the gaming, printing and retail industries. Mr. Tinter currently serves as a director of LifeApps Digital Media Inc., a public company. Mr. Tinter received a B.S. degree in Accounting in 1967 from C.W. Post College, Long Island University, and is licensed as a Certified Public Accountant in Colorado.

Qualifications: Mr. Tinter has over 40 years of experience as a Certified Public Accountant and a financial consultant. During his career he served as a director of numerous public companies.

Joseph M. Cugine was appointed as Director of the Company on July 29, 2014 and on April 27, 2015, was appointed president of our wholly owned subsidiary, Smoothie Inc. Mr. Cugine is the owner and president of Cugine Foods and JC Restaurants, a franchisee of Taco Bell and Pizza Hut in New York. He is also president and owner of Restaurant Consulting Group LLC. Prior to owning and operating his own firms, Mr. Cugine held a series of leadership roles with PepsiCo, lastly as chief customer officer and senior vice president of PepsiCo’s Foodservice division. Mr. Cugine also serves on the board of directors of The Chef’s Warehouse, Inc., a publicly traded specialty food products distributor in the U.S., as well as Ridgefield Playhouse and R4 Technology. He received his B.S. degree from St. Joseph’s University in Philadelphia.

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Qualifications: Mr. Cugine’s career in sales, marketing, operations and supply chain spans more than 25 years. He has extensive industry contacts and proven experience leading and advising numerous successful food distribution companies.

Alice Elliot was appointed as Director of the Company on October 15, 2014. Ms. Elliot is the founder and chief executive of The Elliot Group, a global retained executive search firm specializing in the hospitality, foodservice, retail and service sectors. For more than 20 years, Ms. Elliot has hosted the exclusive invitation only ‘Elliot Leadership Conference.’ She was a co-founder of ‘The Elliot Leadership Institute,’ a nonprofit organization dedicated to leadership development and advancement in the foodservice industry, and is known for her philanthropic and educational endeavors and contributions. Throughout her career, Ms. Elliot has received various industry honors, including the Trailblazer Award from the Women’s Foodservice Forum and induction into the National Restaurant Association Educational Foundation’s College of Diplomates. She was also recently named to the Nation’s Restaurant News list of the 50 Most Powerful People in Foodservice.

Qualifications: Well recognized for the placement of senior-level executives at public and privately held restaurant organizations nationwide, Ms. Elliot is sought out for their intellectual and strategic thought leadership.

Employment Agreements

On April 27, 2015, Smoothie, Inc. entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of the Company. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

On April 27, 2015, Smoothie, Inc. entered into an executive employment agreement with Joseph M. Cugine to serve as President of Smoothie, Inc. Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan

The Company entered into an executive employment agreement with Joseph S. Tesoriero on May 18, 2015, pursuant to which he agreed to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Tesoriero will receive a base salary of $250,000 and performance bonuses of 75% of his base salary, based upon performance targets determined by the Board of Directors. In addition, Mr. Tesoriero was granted 350,000 shares of common stock of Barfresh and 8-year options to purchase up to 500,000 shares of common stock of Barfresh. One-half of each of the share and option grants vests on each of the second and third anniversaries of the date of commencement of Mr. Tesoriero’s employment. Mr. Tesoriero will also receive 8-year performance options to purchase up to an additional 350,000 shares on an annual basis. All shares and options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

Term of Office

Directors are appointed for a one-year term to hold office until the next annual general meeting of shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until the earlier of resignation or removal.

Director Independence

We use the definition of “independence” standards as defined in the NASDAQ Stock Market Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the company or any other individual having a relationship, which, in the opinion of the Company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We have determined that only one of our directors is independent, which constitutes less than a majority.

Board Committees

We currently have an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. The audit committee is primarily responsible for reviewing the services performed by our independent auditors and evaluating our accounting policies and our system of internal controls. None of the members of the audit committee are independent, as defined above. In the future we will have independent members of the Audit Committee. The Compensation Committee is primarily responsible for reviewing and approving our salary and benefits policies (including stock options) and other compensation of our executive officers. The Nominating and Governance Committee is primarily responsible for identifying individuals qualified to become Board members, and for developing corporate governance guidelines for the Company.

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Family Relationships

There are no family relationships among any of our officers or directors.

Legal Proceedings

To the best of our knowledge, none of our executive officers or directors are parties to any material proceedings adverse to the Company, have any material interest adverse to the Company or have, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against him/her or any business of which he/she was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities, futures, commodities or banking activities;

●	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been subject to, or party to, any judicial or administrative order, judgment, decree , or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of (i) any Federal or State securities or commodities law or regulation, (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

Our Chief Executive Officer, and our Chief Financial Officerare bound by a Code of Ethics that complies with Item 406 of Regulation S-K of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of April 18, 2016 for (i) each shareholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants or otherwise. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of April 18,2016. As of April 18,2016, the Company had 94,601,410 shares of common stock outstanding. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of April 18, 2016 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

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Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Percent of class o/s
Riccardo Delle Coste (2) (3) (4) (5) (6) (7) (8)	20,480,909	21.46%
R.D. Capital Holdings Pty Ltd. (3) (5) (6) (7)	19,780,909	20.79%
Steven Lang (9) (10) (11) (12)	20,399,311	21.29%
Sidra Pty Limited (7) (9)	19,249,310	20.29%
Joseph Tesoriero (13) (14)	121,291	0.13%
Arnold Tinter (15) (16)	950,000	1.01%
Joe Cugine (17) (18) (19)	784,971	0.83%
Alice Elliot (20) (21) (22)	490,000	0.52%
All directors and officers as a group (5 persons)	43,226,482	44.78 56%

Lazarus Investment Partners LLLP, 3200 Cherry Creek South Drive, Suite 670, Denver, CO 80209	17,237,548	17.43%

Wolverine Asset Management, LLC (“WAM”)175 West Jackson Blvd., Suite 340 Chicago, IL 60604 (23)	6,503,528	6.73%

1	Unless otherwise specified, the address of each of the persons set forth below is in care of Barfresh Food Group Inc., 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211.

2	Mr. Delle Coste is the Chief Executive Officer, President and a Director of the Company

3	Includes 18,966,664 shares owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

4	Includes 300,000 shares underlying options granted.

5	Includes 200,000 shares underlying warrants related to the convertible debt owned by R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

6	Includes 282,647 shares underlying warrants issued in connection with a promissory note the holder of which was R.D. Capital Holdings PTY Ltd. And of which Riccardo Delle Coste is deemed to be a beneficial owner.

7	Includes 75,000 shares underlying warrants issued in connection with a promissory note the holder of which was R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

8	Includes 96,278 shares underlying warrants issued in connection with a promissory note the holder of which was R.D. Capital Holdings PTY Ltd. and of which Riccardo Delle Coste is deemed to be a beneficial owner.

9	Mr. Lang is a Director of the Company

10	Includes 18,966,664 shares owned by Sidra Pty Limited of which Steven Lang is deemed to be a beneficial owner

11	Includes 950,000 shares underlying options granted

12	Includes 282,6469 shares underlying warrants issued in connection with a promissory note the holder of which is Sidra PTY Limited

13	Mr. Tesoriero is the Chief Financial Officer of the Company

14	Includes 57,097 shares underlying warrants issued in connection with a promissory note and conversion thereof.

15	Mr. Tinter is the Secretary and a Director of the Company

16	Includes 150,000 shares underlying options granted

17	Mr. Cugine is a Director of the Company

18	Includes 500,000 shares owned by Restaurant Consulting Group LLC of which Joe Cugine is deemed to be a beneficial owner.

19	Includes 50,000 shares underlying warrants issued in connection with purchase of common shares

20	Ms. Elliot is a Director of the Company

21	Includes 160,000 shares owned by Elliot-Herbst LP of which Alice Elliot is deemed to be a beneficial owner

22	Includes 30,000 shares underlying warrants issued in connection with purchase of common shares

23	Wolverine Asset Management, LLC (“WAM”) is the investment manager of Wolverine Flagship Fund Trading Limited and has voting and dispositive power over these securities. The sole member and manager of WAM is Wolverine Holdings, L.P. (“Wolverine Holdings”). Robert R. Bellick and Christopher L. Gust may be deemed to control Wolverine Trading Partners, Inc., the general partner of Wolverine Holdings.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized share capital consists of 295,000,000 shares of common stock, par value $0.000001 per share and 5,000,000 shares of preferred stock, par value $0.000001 per share. As of April 18, 2016, 94,601,410 shares of our common stock were outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders, other than any matter that (i) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (ii) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our board of directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our shareholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full.

Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Series H Warrants

Series H Warrants to purchase up to 1,297,500 shares common stock are currently outstanding. Series H Warrants may be exercised by the payment of the exercise price of $1.00 per share for a term of five years ending in 2020 in cash and have piggyback registration rights for the shares of common stock underlying the warrants

The Series H Warrants are subject to customary protective provisions for certain events.

Series I Warrants

Series I Warrants to purchase up to 3,891,249 shares common stock are currently outstanding. The Series I Warrants may be exercised by the payment of the exercise price of $1.00 per share or via cashless exercise for a term of five years ending in 2021 and have registration rights for the shares of common stock underlying the warrants.

The Series I Warrants are subject to customary protective provisions for certain events.

Series EN Warrants

Series EN Warrants to purchase up to 898,842 shares common stock are currently outstanding. Series EN Warrants may be exercised by the payment of the exercise price of $0.485 per share or via cashless exercise for a term of three years ending in 2017 and have registration rights. These warrants are subject to customary protective provisions for certain events.

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Placement Agent Warrants

Warrants to purchase 96,680 shares of common stock were issued as placement agent warrants. Placement agent warrants may be exercised by the payment of the exercise price of $1.00 per share or via cashless exercise for at term of five years ending 2021 and have piggyback registration rights. These warrants are subject to customary protective provisions for certain events.

Other Warrants

Other warrants to purchase 300,000 shares of common stock are being registered hereunder. These warrants were issued to a consultant as compensation for services rendered on December 1, 2013. These warrants may be exercised by the payment of the exercise price of $0.50 per share or via cashless exercise for a term of three years ending in 2016 and have piggyback registration rights. These warrants are subject to customary protective provisions for certain events.

LEGAL MATTERS

The validity of the common stock to be sold under this prospectus will be passed upon for us by Libertas Law Group, Inc. Libertas Law Group’s principal, Mark Y. Abdou, beneficially owns 441,705 shares of the Company’s common stock, includes shares underlying 14,063 Series I Warrants and shares underlying 67,500 other warrants and is a selling shareholder under the prospectus.

EXPERTS

Our financial statements, as of December 31, 2015 and March 31, 2015 and for the nine-months ended December 31, 2015 and the year ended March 31, 2015 appearing in the prospectus, have been audited by Eide Bailly LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report appearing herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s directors and executive officers are indemnified as provided by the Delaware General Corporation Law and the Company’s Certificate of Incorporation. These provisions state that the Company’s directors may cause the Company to indemnify a director or former director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment. Such indemnification is at the discretion of the Company’s board of directors and is subject to the SEC’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

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DESCRIPTION OF BUSINESS

PART I

Item 1. Business.

Business Overview

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent is “patent pending”. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

The Company has conducted sales through two channels: National Accounts, and through an exclusive nationwide distribution agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014.

The process of obtaining sales orders for National Accounts generally follows several steps, including product demonstration, product testing, and exclusive flavor development for the larger National Accounts. We are currently in various stages of product development and testing with National Accounts representing over 37,000 restaurant locations.

In addition to the National Accounts, the Company sells to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi-unit chain operator’s nominated distributor for our products.

The Company is one of five vendors that were named to Sysco’s “Cutting Edge Solution” (“CES”) Platform during March of 2016. As part of this platform, our products will receive national advertising and marketing, and will be considered a core product. All 72 of SYSCO’s OPCO’s will participate in the CES program, and will be evaluated on their success in moving the CES products. As a direct result the Company, which had already begun shipping products to 37 of the 72 Sysco distribution centers, expects to have its products in all 72 SYSCO OPCO’s by the end of the second quarter 2016.

On October 26, 2015, Barfresh signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products will be included as part of PepsiCo’s offerings to its significant customer base, which the Company expects to fast track our growth and expedite the test to market process. The agreement gives Barfresh access to PepsiCo’s one-thousand plus person foodservice sales team, with Barfresh products becoming part of PepsiCo’s customer presentations.

Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh currently utilizes contract manufacturers to manufacture all of the products in the United States. Ice cream manufacturers are best suited to produce the products and two production lines are currently operational in our Salt Lake City contract manufacturer location. This manufacturer is currently producing products sold to existing customers as well as producing exclusive test products developed for potential National Accounts. Currently annual production capacity with our existing contract manufacturer is 14 million units per year. In February 2016, the Company signed an agreement with Yarnell Operations, LLC, a subsidiary of Schulze and Burch, that secures additional production capacity ahead of expected dramatic sales growth in 2016. Barfresh will have the capacity to ramp up to an incremental production capacity of 100 million units through this agreement. The Yarnell Operations, LLC, subsidiary is strategically located in Arkansas. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

Although there currently is not a contract in place with any suppliers for the raw materials needed to manufacture our products, there are a significant number of sources available and the company does not anticipate becoming dependent on any one supplier. As demand for the range of our products grows, we plan to contract a level of raw material requirements to ensure continuity of supply.

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Corporate History and Background

The Company, which was incorporated in Delaware on February 25, 2010, was originally formed to produce movies. As the result of the reverse merger, more fully described below, the Company is now engaged in the manufacturing and distribution of ready to blend beverages, particularly, smoothies, shakes and frappes.

Reorganization and Recapitalization

During January, 2012, the Company entered into a series of transactions pursuant to which Barfresh Inc., a Colorado corporation (“Barfresh CO”), was acquired, spun-out prior operations to the former principal shareholder, completed a private offering of securities for an aggregate purchase price of approximately $999,998, conducted a four for one forward stock split and changed the name of the Company. The following describes the steps of this reorganization:

●	Acquisition of Barfresh CO. We acquired all of the outstanding capital stock of Barfresh CO in exchange for the issuance of 37,333,328 shares of our $0.000001 par value common stock pursuant to a Share Exchange Agreement between us, our former principal shareholder, Barfresh CO and the former shareholders of Barfresh CO. As a result of this transaction, Barfresh CO became our wholly owned subsidiary and the former shareholders of Barfresh CO became our controlling shareholders.

●	Spinout of prior business. Immediately prior to the acquisition of Barfresh CO, we spun-out our previous business operations to a former officer, director and principal shareholder, in exchange for all of the shares of our common stock held by that person. Such shares were cancelled immediately following the acquisition.

●	Financing transaction. Immediately following the acquisition of Barfresh, we sold an aggregate of 1,333,332 shares of our common stock and five-year warrants to purchase 1,333,332 shares of common stock at a per share exercise price of $1.50 in a private offering for gross proceeds of $999,998, less expenses of $26,895.

●	Change of name. Subsequent to the merger, we changed the name of the Company from Moving Box Inc. to Barfresh Food Group Inc.

●	Forward stock split. Subsequent to the merger, we conducted a four for one forward stock split of the Company’s common stock.

Products

All of our products are portion controlled beverage ingredient packs, suitable for smoothies, shakes and frappes that can also be utilized for cocktails and mocktails. They contain all of the ingredients necessary to make a smoothie, shake or frappe, including the ice. Simply add water, empty the packet into a blender, blend and serve.

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The following nine flavors are available as part of our standard portfolio of products:

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In addition to the standard product range, the Company has developed a number of exclusive flavors for several National Accounts that are currently engaged in the pre-rollout testing process.

Some of the key product benefits for operators include:

●	Portion controlled

●	Zero waste

●	Product consistency – every time a smoothie, shake or frappe is made

●	Easy inventory control

●	Long shelf life (24 months)

●	Minimal capital investment necessary

●	Faster and easier to make (less than 60 seconds)

●	Ability to itemize the ingredients of the beverages on menus

●	Products require less retail space

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Some of the key benefits of the products for the end consumers that drink the products include:

●	From as little as 150 calories (per serving)

●	Real fruit in every smoothie

●	Dairy free options

●	Kosher approved

●	Gluten Free

Customer Marketing Material

A wide range of consumer marketing materials has been created to assist customers in selling blended beverages.

Research and Development

The Company incurred research and development expenses for the 9 month transitional year ended December 31, 2015 in the amount of $67,341, and for fiscal year ended March 31, 2015 in the amount of $51,465. The increase in Research and Development expenses was primarily attributable to increased activity in creating unique flavors for potential customers in our national account pipeline.

Competition

There is significant competition in the smoothie market at both the consumer purchasing level and also the product level.

The competition at the consumer level is primarily between specialized juice bars (e.g. Jamba Juice) and major fast casual and fast food restaurant chains (such as McDonalds). Barfresh does not compete specifically at this level but intends to supply its product to customers that fall within these segments to enable them to compete for consumer demand.

There may also be new entrants to the smoothie market that may alter the current competitor landscape.

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The existing competition from a product perspective can be separated into three categories:

●	Specialized juice bar products: The product is made in-store and each ingredient is added separately.

●	Syrup based products: The fruit puree is supplied in bulk and not portion controlled for each smoothie. These types of products still require the addition of juice, milk or water and/or yogurt and ice. While there are a number of competitors for this style of product, the two dominant competitors are Island Oasis and Minute Maid, which are both owned by Coca Cola.

●	Portion pack products: These products contain only the fruit and yogurt and require the addition of juice or milk and ice. The two dominant competitors are General Mills’ Yoplait Smoothies and Inventure Group’s Jamba Smoothies.

The Company believes that ease of use, portion control, premium quality, and minimal capital investment required to enable a customer to begin to carry Barfresh beverage products all add up to represent a very significant competitive advantage that will allow us to quickly gain traction in the market and secure long-term agreements with customers. However, there are other factors that may influence the adoption of a particular product by customers, including their dependence on prior relationships with competition.

Intellectual Property

Barfresh owns the domestic and intellectual property rights to its products’ sealed pack of ingredients.

In November 2011, the Company acquired patent applications filed in the United States (Patent Application number 11/660415) and Canada (Patent Application number 2577163) from certain related parties. The United States patent was originally filed on December 4, 2007 and its current status is patent pending. The Canadian patent was originally filed on August 16, 2005 and it has been granted.

On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty, have been granted in 13 jurisdictions and are pending in the remainder of the jurisdictions that have signed the PCT. In addition, the Company purchased all of the trademarks related to the patented products.

Governmental Approval and Regulation

The Company is not aware of the need for any governmental approvals of its products.

The Company utilizes a contract manufacturer. Before entering into any manufacturing contract, the Company determines that the manufacturer has met all government requirements.

The Company will be subject to certain labeling requirements as to the contents and nutritional information of our products.

Environmental Laws

The Company does not believe that it will be subject to any environmental laws, either state or federal. Any laws concerning manufacturing will be the responsibility of the contract manufacturer.

Employees

Currently we have 44 employees and 5 consultants. There are currently 35 employees and 1 consultant selling our products. We have recently hired additional employees, particularly in the sales area, as we roll out our products to all 72 Sysco distribution centers.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion includes forward-looking statements, as that term is defined in the federal securities laws, based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as “anticipate”, “estimate”, “plan”, “continuing”, “ongoing”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could” and similar expressions are used to identify forward-looking statements.

We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control, which may influence the accuracy of the statements and the projections upon which the statements are based. Factors that may affect our results include, but are not limited to, the risk factors set forth in this prospectus under the heading “Risk Factors”. Any one or more of these uncertainties, risks and other influences could materially affect our results of operations and whether forward-looking statements made by us ultimately prove to be accurate. Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

During the nine-month period ended December 31, 2015 we changed our year end from March 31 to December 31 As a result, our current fiscal period was shortened from twelve months to a nine-month transition period ended on December 31, 2015 (“Transition Period”).

In this discussion, when financial results for the 2015 Transition Period are compared to financial results for the prior year period, the results compare the audited nine-month period ended December 31, 2015 to the unaudited results for the nine-month period ended December 31, 2014.

Barfresh is a leader in the creation, manufacturing and distribution of ready to blend frozen beverages. The current portfolio of products includes smoothies, shakes and frappes. All of the products are portion controlled and ready to blend beverage ingredient packs or “beverage packs”. The beverage packs contain all of the solid ingredients necessary to make the beverage, including the base (either sorbet, frozen yogurt or ice cream), real fruit pieces, juices and ice – five ounces of water are added before blending.

Domestic and international patents and patents pending are owned by Barfresh, as well as related trademarks for all of the products. In November 2011, the Company acquired the patent rights in the United States and Canada. The Canadian patent has been granted and the United States patent is “patent pending”. On October 15, 2013, the Company acquired all of the related international patent rights, which were filed pursuant to the Patent Cooperation Treaty and have been granted in 13 jurisdictions. The patents are pending in the remainder of the jurisdictions that have signed the treaty. In addition, on October 15, 2013, the Company purchased all of the trademarks related to the patented products.

The Company has conducted sales through two channels: National Accounts, and through an exclusive nationwide distribution agreement with Sysco Corporation (“Sysco”), the U.S.’s largest broadline distributor, which was entered into during July 2014.

The process of obtaining sales orders for National Accounts generally follows several steps, including product demonstration, product testing, and exclusive flavor development for the larger National Accounts. We are currently in various stages of product development and testing with National Accounts representing over 37,000 restaurant locations.

In addition to the National Accounts, the Company sells to food distributors that supply products to the food services market place. Effective July 2, 2014, the Company entered into an exclusive agreement with Sysco Merchandising and Supply Chain Services, Inc. for resale by the Sysco Corporation (“Sysco”) to the foodservice industry of the Company’s ready-to-blend smoothies, shakes and frappes. All Barfresh products will be included in Sysco’s national core selection of beverage items, making Barfresh its exclusive single-serve, pre-portioned beverage provider. The agreement is mutually exclusive; however, Barfresh may also sell the products to other foodservice distributors, but only to the extent required for such foodservice distributors to service multi-unit chain operators with at least 20 units and where Sysco is not such multi- unit chain operators nominated distributor for our products.

The Company is one of five vendors that was named to Sysco’s “Cutting Edge Solution” (“CES”) Platform during March of 2016. As part of this platform, our products will receive national advertising and marketing, and will be considered a core product. All 72 of SYSCO’s Operating Companies (“OPCO”) will participate in the CES program, and will be evaluated on their success in moving the CES products. As a direct result the Company, which had already begun shipping products to 37 of the 72 Sysco distribution centers, expects to have its products in all 72 SYSCO Opco’s by the end of the first quarter 2016.

On October 26, 2015, Barfresh signed an agreement with PepsiCo North America Beverages, a division of PepsiCo, to become its exclusive sales representative within the food service channel to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. Through this agreement, Barfresh’ products will be included as part of PepsiCo’s offerings to its significant customer base, which the Company expects to fast track our growth and expedite the test to market process. The agreement gives Barfresh access to PepsiCo’s one-thousand plus person foodservice sales team, with Barfresh products becoming part of PepsiCo’s customer presentations.

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Finally, the Company intends to monetize the international patents outside of the current area of operations, North America, by expanding contract manufacturing to other countries and selling either through selling agents or internal sales personnel. The Company will also consider entering into some form of license or royalty agreements with third parties.

Barfresh currently utilizes contract manufacturers to manufacture all of the products in the United States. Ice cream manufacturers are best suited to produce the products and two production lines are currently operational in our Salt Lake City contract manufacturer location. This manufacturer is currently producing products sold to existing customers as well as producing exclusive test products developed for potential National Accounts. Currently annual production capacity with our existing contract manufacturer is 14 million units per year. In February 2016, the Company signed an agreement with Yarnell Operations, LLC, a subsidiary of Schulze and Burch, that secures additional production capacity ahead of expected dramatic sales growth in 2016. Barfresh will have the capacity to ramp up to an incremental production capacity of 100 million units through this agreement. The Yarnell Operations, LLC, subsidiary is strategically located in Arkansas. Yarnell’s location enhances the company’s ability to efficiently move product throughout the supply chain to destinations in the eastern United States, home to many of the country’s large foodservice outlets.

Although there currently is not a contract in place with any suppliers for the raw materials needed to manufacture our products, there are a significant number of sources available and the company does not anticipate becoming dependent on any one supplier. As demand for the range of our products grows, we plan to contract a level of raw material requirements to ensure continuity of supply.

Currently we have 44 employees and 5 consultants. There are currently 35 employees and 1 consultant selling our products. We have recently hired additional employees, particularly in the sales area, as we roll out our products to all 72 Sysco distribution centers.

Critical Accounting Policies

Our financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Revenue Recognition

We recognize revenue when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collection is reasonably assured. Revenue is recorded net of provisions for discounts, slotting fees, and promotion allowances. Our products are sold on various terms. Our credit terms, which are established in accordance with local and industry practices, typically require payment within 30 days of delivery. We recognize revenue upon receipt of our products by our distributors and retail accounts, in accordance with written sales terms, net of provisions for discounts or allowances. Allowances for returns and discounts are made on a case- by-case basis. Historically, neither returns nor discounts have been material.

Impairments

We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value.

Share-based Compensation

We account for share-based employee compensation plans under the fair value recognition and measurement provisions in accordance with applicable accounting standards, which require all share-based payments to employees, including grants of stock options and restricted stock units (RSUs), to be measured based on the grant date fair value of the awards, with the resulting expense generally recognized on a straight-line basis over the period during which the employee is required to perform service in exchange for the award.

Convertible Notes

We issue debt that may have separate warrants, conversion features, or no equity-linked attributes. When we issue debt with warrants, we determine the value of the warrants using the Black-Scholes Option Pricing Model (“Black-Scholes”) using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock. When we issue debt with a conversion feature, we must first assess whether the conversion feature meets the requirements to be treated as a derivative. If the conversion feature within convertible debt meets the requirements to be treated as a derivative, we estimate the fair value of the convertible debt derivative using Black-Scholes upon the date of issuance, using the stock price on the date of issuance, the risk free interest rate associated with the life of the debt, and the estimated volatility of our stock. If the conversion feature is not treated as a derivative, we assess whether it is a beneficial conversion feature (“BCF’). A BCF exists if the conversion price of the convertible debt instrument is less than the stock price on the commitment date. This typically occurs when the conversion price is less than the fair value of the stock on the date the instrument was issued. The value of a BCF is equal to the intrinsic value of the feature, the difference between the conversion price and the common stock into which it is convertible.

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Results of Operations

Results of Operation for the Nine Months Ended December 31, 2015 as Compared to the Nine Months Ended December 31, 2014

Revenue and Cost of Revenue

Revenue for 2015 was $437,272 as compared to $157,834 in 2014. Our business grew primarily through the expansion of our business relationship with Sysco Corporation (“Sysco”), a major broad line food distributor. We began shipping to Sysco in July 2014, and by the end of 2015 had our products in approximately 37 of Sysco’s 72 Operating Companies. In addition we shipped product directly to a number of quick serve restaurants outside of the Sysco distribution system.

Cost of revenue was $251,300 as compared to $ 97,456 in 2014. Our gross profit was $185,972 for 2015 and $60,378 for 2014. There were no significant changes in our selling prices during 2015. During the first quarter of 2016, we increased our selling prices by approximately 8%. We anticipate that our gross profit percentage will improve in the future, as our business gains scale and as we expand our manufacturing operations.

Operating Expenses

Our operations during 2015 were directed towards increasing sales and creating and finalizing customized flavors for potential customers. The increase in our business relationship with Sysco drove an increase in our selling, marketing, and general and administrative expenses. We have continued to hire additional sales personnel during the year, to support and enhance our business relationship with Sysco, and to work with the PepsiCo North America sales force in gaining new customers and supporting existing customers.

Primarily as a result of building our sales force, general and administrative expenses increased from $2,058,929 in 2014 to $5,666,204 in 2015, an increase of $3,607,275 or 175%. We have continued to hire additional sales personnel during the first quarter of 2016, and our sales force at this time includes 35 full time employees. However we do not expect to continue to hire additional sales personnel at a similar rate during the balance of 2016.

The following is a breakdown of our selling, marketing and general and administrative expenses for 2015 and 2014.

	Nine months ended December 31, 2015	Nine months ended December 31, 2014	Difference
Personnel costs	$2,885,957	$719,704	$2,166,253	301%
Stock based compensation/options	630,395	345,726	284,669	82%
Legal and professional fees	312,670	251,061	61,609	25%
Travel	332,324	153,377	178,947	117%
Rent	85,578	93,734	(8,156)	-9%
Marketing and selling	416,283	115,525	300,758	260%
Investor and public relations	80,163	45,374	34,789	77%
Consulting fees	322,834	105,175	217,659	207%
Director fees	48,096	61,341	(13,245)	-22%
Research and development	67,341	53,526	13,815	26%
Shipping Expense (Freight)	110,953	43,176	67,777	157%
Storage	34,520	14,867	19,653	132%
Other expenses	339,090	56,343	282,747	502%
	$5,666,204	$2,058,929	$3,607,275	175%

Personnel cost represents the cost of employees including salaries, employee benefits, car allowances, and employment taxes, and continues to be our largest expense. Personnel costs increased $2,166,253 (301%), from $719,704 in 2014 to $2,885,957 in 2015. At December 31, 2015, we had 33 full time employees, as compared to 7 at December 31, 2014. We currently have 44 full time employees. We anticipate adding additional personnel during the balance of 2016 but at a slower pace than we added employees during 2015 and the first quarter of 2016.

Stock based compensation is used as an incentive to attract new employees and to compensate and retain existing employees. Stock based compensation includes stock issued and stock options granted to employees and certain non-employees, and increased $284,669 (82%) from $345,726 in 2014 to $630,695 in 2015. The fair value of the stock grants is based on the trading value of our shares on the date of the grants and are being amortized over applicable vesting periods. We anticipate making additional grants in the future.

Legal and professional fees, which include accounting and legal services, increased $61,609 (25%) from $251,061 in 2014 to $312,670 in 2015. We anticipate legal fees related to ongoing legal compliance to remain comparable to 2014 and 2015.

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Travel and entertainment expenses increased $178,947 (117%) from $153,377 in 2014 to $332,324 in 2015. The increase is due to an increase in business activity and an increase in the number of personnel traveling on company business.

Consulting fees increased from $105,175 in 2014 to $322,834 in 2015, an increase of $217,659 or 207%. During the time that we have been hiring new sales personnel, we have relied on the services of consultants to supplement our personnel resources. We anticipate consulting costs to reduce during 2016.

Investor and public relations fees increased $34,789 (77%), from $45,374 in 2014 to $80,163 in 2015. Our investor relations services are incurred on a monthly retainer basis. We expect investor relations costs to be relatively constant in 2016 on a full year basis.

Rent expense decreased from $93,974 in 2014 to $85,578 in 2015. Rent expense is primarily incurred for our Headquarters location in Beverly Hills, California. The rent for our headquarters location is approximately $7,789 per month. The lease on the headquarters office commenced during October, 2012, expired and was renewed in October 2014, and is now set to expire during November of 2016. Rent expense also includes monthly parking fees and offsite storage. We have been notified that an increase of rent will occur if we decide to extend the current lease for our Headquarters office.

Research and development expenses increased $13,815, or 26%, from $53,526 in 2014 to $67,341 in 2015. Research and development represents the cost of developing new flavor profiles, both for our general portfolio of products, and for customized profiles for specific customers. We anticipate this cost continuing in future periods, at an increased rate as compared with 2015.

Director fees for 2015 were $48,096 as compared with $61,341 in 2014. We currently pay our non-employee directors $12,500 per quarter. These fees can either be paid in cash, or in stock, at the election of the director.

Other expenses consist of ordinary operating expenses such as office, telephone, insurance, and other similar expenses. These expenses directly correlate to our overall business activity. We expect these expenses to continue to increase during 2016 as our business grows.

Operating losses were $2,093,374 in 2014, and $5,615,726 in 2015.

Interest expense was $296,509 in 2015, as compared with $379,279 in 2014. Interest expense primarily relates to convertible debt that was issued in August 2012, and renewed in September 2013, and short term notes that were issued in December 2013 and renewed in December 2014. The stated interest rate on the convertible debt was 12%.

Net losses were $2,472,653 in 2014, and $5,920,092 in 2015.

Liquidity and Capital Resources

As of December 31, 2015, we had a working capital deficit of $206,796.

During the nine-month period ended December 31, 2015, we used cash of $5,128,985 in operations, $233,063 for the purchase of equipment, net of sales of equipment, and $11,669 for patents and trademarks.

We generated $2,670,000 from financing activity from the issuance of convertible promissory notes during the fiscal period ended December 31, 2015.

Our liquidity needs will depend on how quickly we ramp up sales through our relationships with Sysco and PepsiCo.

Subsequent to December 31, 2015, we sold 7,379,371 shares of our common stock (“Shares”) and warrants to purchase up to 3,689,686 Shares (“Warrants”) for aggregate gross proceeds to the Company of $5,903,498. The financing consists of two components: a new equity raise in the amount of $3,270,000 and the conversion into common equity of $2,633,498 of principal and interest of convertible promissory notes previously issued on January 29, 2016. The effect of this transaction on our liquidity is to increase our cash and reduce short term debt.

Our operations to date have been financed by the sale of securities, the issuance of convertible debt and the issuance of short-term debt, including related party advances. If we are unable to generate sufficient cash flow from operations with the capital raised we will be required to raise additional funds either in the form of capital or in the form of debt. There are no assurances that we will be able to generate the necessary capital to carry out our current plan of operations.

We lease office space under a non-cancellable operating lease, which expires November, 2016. The aggregate minimum requirements under the non-cancellable lease as of December, 2015 is $79,587. We will either renew this lease or find new office space.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

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DESCRIPTION OF PROPERTY

Our principal executive offices are located at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211. We lease this office space for $7,789 per month. We lease the office space under a non-cancelable operating lease, which expires November 7, 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following includes a summary of transactions since the beginning of fiscal 2011, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to or better than terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On January 29, 2016, we closed a private placement to accredited investors of $2,670,000 in promissory notes and warrants to purchase up to 1,297,500 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

The acquisition of the international patents on October 15, 2013 was funded through an advance of $672,157 from an affiliate of Steven Lang at an interest rate of 6.0%. Two hundred thousand ($200,000) of the advances were satisfied through the participation of Riccardo Delle Coste and Steven Lang, separately through their affiliates, in the Company’s December 20, 2013 private placement of notes and warrants. Five-year warrants to purchase 333,334 shares of common stock at an exercise price of $0.45 per share were issued to each of these related parties as part of their investment. The related parties participated in the offering upon the same terms offered to other investors. The balance of the remaining loan, plus accrued interest of $5,617, was paid in full and in cash by the Company prior to the end of 2013.

Lazarus Investment Partners LLP, a greater than 10% shareholder of the Company (“Lazarus”) participated in the private placement that closed on December 20, 2013. Lazarus purchased a 2%, one-year $500,000 note and five-year warrants to purchase 833,333 shares of common stock at an exercise price of $0.45 in this offering.

During the period beginning April 1, 2010 and ending March 31, 2012, a related party that is under common control of Riccardo Delle Coste and Steven Lang made advances to us of $144,011. These advances were non-interest bearing. As of March 31, 2012, we repaid these advances. The company under common control was located in Australia and was in the same line of business of the Company; however, at the time, we did not conduct business in the same territories.

Pursuant to the Share Exchange Agreement dated January 10, 2012 we issued 37,333,328 shares of our common stock to Riccardo Delle Coste and Steven Lang, through the entities that they controlled. Accordingly, Riccardo Delle Coste and Steven Lang, together, control more than 50% of the votes eligible to be cast by shareholders in the election of directors and generally. Immediately following the share exchange, Messrs. Delle Coste and Lang became our principal shareholders and were appointed as members of our board of directors.

In December 2009 we entered into a contract whereby entities controlled by Riccardo Delle Coste and Steven Lang agreed to assign to us certain intellectual property related to certain patent applications filed in the United States and Canada in respect to the ingredient pack for an individual smoothie. The assignment was completed in November 2011. We issued two shares of our common stock in consideration for such assignment.

Our principal executive offices were located at 90 Madison Street, Suite 701, Denver, Colorado 80206, until recently. This office is co-located with the office of Corporate Finance Group, a company that is owned by our Chief Financial Officer. We used this property free of charge.

The Company’s policy with regard to related party transactions requires any related party loans that are (i) non-interest bearing and in excess of $100,000 or (ii) interest bearing, irrespective of amount, must be approved by the Company’s board of directors. All issuances of securities by the Company must be approved by the board of directors, irrespective of whether the recipient is a related party. Each of the foregoing transactions, if required by its terms, was approved in this manner.

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EXECUTIVE COMPENSATION

The following table summarizes all compensation for the Transition Period, 9 months ending December 31, 2015 (“12/2015”) and fiscal year March 31, 2015 (“2015”) received by our “Named Executive Officers”:

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Riccardo Delle Coste, Chief Executive Officer	12/2015	289,583								7,200	[1]	296,783
	2015	266,666		204,000	[2]	89,790	[3]			-		560,456

Joseph Cugine, President, Barfresh Corp. Inc. a wholly owned subsidiary	12/2015	212,500		600,000	[4]	310,420	[5]			41,667	[6]	1,164,587
	2015	-		49,998	[7]	-				37,500	[6]	37,500

Joseph Tesoriero, Chief Financial Officer	12/2015	156,250		287,000	[8]	435,403	[9]					878,653
	2015	-

1.	Represents the car allowance paid to Mr. Delle Coste.

2.	Represents 400,000 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The market value at the date of grant was $0.51 per share. The shares vested upon issuance.

3.	Represents option to purchase 300,000 shares of common stock. The exercise price of the options is $0.45, vested upon issuance, and are exercisable until 1/21/2020. The options are valued in accordance with FASB ASC Topic 718 using the Black-Shoes Option pricing model.

4.	Represents 1,000,000 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The shares vest 50% in 2017 and 50% in 2018.

5.	Represents option to purchase 600,000 shares of common stock. The exercise price of the options is $0.50, vest 50% in 2017 and 50% in 2018, and are exercisable until 5/1/2023.

6.	Represents consulting fees paid to Mr. Cugine prior to becoming an employee.

7.	Represents 64,100 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The shares vested upon issuance.

8.	Represents 350,000 shares of restricted stock valued at the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The shares vest 50% in 2017 and 50% in 2018.

9.	Represents option to purchase 500,000 shares of common stock. The exercise price of the options is $0.82, vest 50% in 2017 and 50% in 2018, and are exercisable until 5/1/2023.

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Outstanding Equity Awards at Fiscal Year-End Table

Option Awards							Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) exercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Riccardo Delle Coste	300,000				0.45	1/21/2020

Joseph Cugine		600,000	[1]		0.50	5/1/2023	1,000,000	875,000

Joseph Tesoriero		500,000	[2]		0.82	5/1/2023	350,000	306,250

1. 300,000 are exercisable on 5/1/17 and 300,000 are exercisable on 5/1/18

2. 250,000 are exercisable on 5/18/17 and 250,000 are exercisable on 5/18/18

Compensation of Directors

The following table summarizes the compensation paid to our directors for the Transition Period ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Arnold Tinter	37,500					52,500	(1)	90,000
Steven Lang	37,500							37,500
Alice Elliot	37,500							37,500

1.	Represents consulting fees paid to Mr. Tinter.

Employment Agreements

On April 27, 2015, The Company entered into an executive employment agreement with Riccardo Delle Coste, its Chief Executive Officer and director. Mr. Delle Coste is also the Chief Executive Officer and Chairman of the Company. Pursuant to the employment agreement, he will receive a base salary of $350,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Delle Coste will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

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On April 27, 2015, Smoothie entered into an executive employment agreement with Joseph M. Cugine to serve as President of Smoothie, Inc. Pursuant to the employment agreement, Mr. Cugine will receive a base salary of $300,000 and performance bonuses of 75% of his base salary based on mutually agreed upon performance targets. In addition, Mr. Cugine will receive 8-year options to purchase up to 600,000 shares of Barfresh, one-half vesting on each of the second and third anniversaries of the date of Mr. Cugine’s employment agreement. In addition, he will receive up to an additional 500,000 performance options, on an annual basis. All options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan

The Company entered into an executive employment agreement with Joseph S. Tesoriero on May 18, 2015, pursuant to which he agreed to serve as Chief Financial Officer. Pursuant to the employment agreement, Mr. Tesoriero will receive a base salary of $250,000 and performance bonuses of 75% of his base salary, based upon performance targets determined by the Board of Directors. In addition, Mr. Tesoriero was granted 350,000 shares of common stock of Barfresh and 8-year options to purchase up to 500,000 shares of common stock of Barfresh. One-half of each of the share and option grants vests on each of the second and third anniversaries of the date of commencement of Mr. Tesoriero’s employment. Mr. Tesoriero will also receive 8-year performance options to purchase up to an additional 350,000 shares on an annual basis. All shares and options granted under the employment agreement are subject to the Company’s 2015 Equity Incentive Plan.

Compensation of Directors

The following table summarizes the compensation paid to our directors for the Transition Period ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Arnold Tinter	37,500					52,500	(1)	90,000
Steven Lang	37,500							37,500
Alice Elliot	37,500							37,500

1.	Represents consulting fees paid to Mr. Tinter.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years, the Transition Period ending December 31, 2015, or the quarterly period ended March 31, 2015..

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is currently traded on the OTCQB under the symbol “BRFH”. Our common stock had been quoted on the OTC Bulletin Board since July 27, 2011 under the symbol MVBX. Effective February 29, 2012, our symbol changed to BRFH based on the forward split and name change. On March 21, 2012, our common stock was delisted to Pink Sheets. On January 21, 2014, we registered our common stock under Section 12(g) of the Exchange Act. The following table sets forth the range of high and low bid quotations for the applicable period. These quotations as reported by the OTCQB reflect inter-dealer prices without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

	Bid Quotation
Financial Quarter Ended	High ($)	Low ($)

March 31, 2016	0.91	0.72
December 31, 2015	1.13	0.41
September 30, 2015	0.79	0.52
June 30, 2015	0.91	0.50
March 31, 2015	0.64	0.42
December 31, 2014	0.72	0.39
September 30, 2014	0.85	0.57
June 30, 2014	0.84	0.45

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Holders

At March 16, 2016, there were 94,048,285 shares of our common stock outstanding. Our shares of common stock are held by 91 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers and registered clearing agencies.

Dividends

We have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 31, 2015, with respect to equity securities authorized for issuance under our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))(c)

Equity compensation plans approved by security holders	2,775,000	$0.58	12,225,000
Equity compensation plans not approved by security holders	800,000	$0.50	0

TOTAL	3,757,000	$0.57	12,225,000

Transfer Agent

Our transfer agent, Action Stock Transfer, is located at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, Utah 84121, and its telephone number is (801) 274-1088.

MATERIAL CHANGES

There have been no material changes in the Company’s affairs since its fiscal year ended March 31, 2015 that have not been described in its subsequently filed Quarterly Reports or Current Reports on Form 8-K pursuant to the Securities Exchange Act of 1934.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We are incorporating by reference the following documents that we have filed with the SEC (other than any filing or portion thereof that is furnished, rather than filed, under applicable SEC rules):

●	our Annual Report on Form 10-K for the year ended March 31, 2015, filed with the SEC on July 7, 2015;

●	our Transitional Report on Form 10-K for the transition period from April 1, 2015 to December 31, 2015;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2015 and September 30, 2015, filed with the SEC on August 14, 2015 and November 20, 2015, respectively;

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●	our Current Reports on Form 8-K and amendments thereto filed with the SEC on October 28, 2015, November 20, 2015, December 14, 2015, February 1, 2016 and February 29, 2016; and

●	the description of our common stock contained in the prospectus, constituting part of our Registration Statement on Form S-1 (File No. 333-168738), initially filed with the SEC on August 11, 2010.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus.

Our website address is www.barfresh.com/us/ and the URL where incorporated reports and other reports may be accessed is www.barfresh.com/investors/corporate/sec-filings/.

The reports incorporated by reference into this prospectus are available from us upon request. We will provide a copy of any and all of the reports and documents that are incorporated by reference, including exhibits to such reports and documents, in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Barfresh Food Group, Inc.

Investor Relations

8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211 (310) 598-7113

info@barfresh.com

Except as expressly provided above, no other information, including none of the information on our website, is incorporated by reference into this prospectus.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further about the Company and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 8530 Wilshire Blvd., Suite 450, Beverly Hills, CA 90211 or calling us at (310) 598-7113.

We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and web site of the SEC referred to above. We also maintain a website at www.barfresh.com/us/, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. The provision does not affect directors’ responsibilities under any other laws, such as the federal securities laws. The Company’s Certificate of Incorporation provides for such indemnification to the fullest extent of Section 145 and states that the indemnification is not exclusive of other rights of those seeking indemnification may be entitled.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Certificate of Incorporation provides for such limitation of liability.

The Company intends to enter into agreements with its directors and executive officers, that will require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys’ fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing or investigation (collectively, a “Proceeding”), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of any federal, state or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

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The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section.

The right of any person to be indemnified is subject always to the right of the Company by its board of directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the offering of the common stock being registered. All amounts are estimates. The selling shareholders will pay none of the expenses set forth below.

SEC filing fees	$1,100
Legal fees and expenses	25,000
Accounting fees and expenses	2,500
Transfer agent fees and expenses	100
Printing fees	2,500
Miscellaneous	2,000
Total	$33,200

Item 26. Recent Sales of Unregistered Securities

The following sets forth all sales of unregistered securities we have completed during the last three years. Except as otherwise indicated below, the following transactions were effected in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act. We based such reliance upon the following facts and circumstances: (i) the investors were accredited investors, as defined in Rule 501 of the Securities Act and were sophisticated, having sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the investment, (ii) the investors represented that they were purchasing the securities for investment purposes without a view to distribution, (iii) the investors had access to our management and information concerning the Company, its business and financial information and (iv) we conducted the sale of the securities without general solicitation or advertising. Except as otherwise indicated below, no underwriting discounts or commissions were paid in the transactions.

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On January 29, 2016, we closed a private placement to accredited investors of $2,670,000 in promissory notes and warrants to purchase up to 1,297,500 shares of common stock of the Company for aggregate gross proceeds to the Company of $2,670,000. Of the aggregate offering amount, $635,000 of the notes and warrants to purchase up to 317,500 shares of common stock were placed with members of the Company’s management, including officers and directors of the Company, and family members of certain officers and directors.

During the three months ended September 30, 2015 we granted 80,000 options to purchase shares of our common stock to officers, directors and employees. The exercise prices range from $0.47 to $0.72.

During the three months ended June 30, 2015 we granted the right to 1,000,000 shares of restricted common stock to a director of the Company who during the period became an officer of the Company. The stock vests 50% on each of the second and third anniversary of the issuance. In addition, we granted the right to 350,000 shares of restricted to another officer in connection with an employment agreement entered into during the three month period ended June 30, 2015.

During the three months ended June 30, 2015, we issued 1,740,000 options to purchase our common stock to officers and employees of the Company. The exercise price of the options ranged from $0.50 to $0.82 per share, and the options are exercisable for periods of between 5 and 8 years. The options vest under a variety of vesting schedules. Two hundred sixty five thousand (265,000) of the options vest on the first anniversary of issuance, 675,000 of the options vest on the second anniversary of issuance, 675,000 of the options vest on the third anniversary of issuance, and 125,000 of the options vest on the third anniversary of issuance.

During the year ended March 31, 2015 we completed two offerings of common stock units at a price of $0.50 per unit. Each unit consists of one share of common stock and a five year warrant to purchase one-half (1/2) share of our common stock at an exercise price of $0.60 per share. We sold a total of 11,044,000 units representing 11,044,000 shares and warrants to purchase 5,522,000 shares for total consideration of $5,522,000.

During the year ended March 31, 2015 we issued 900,000 shares of restricted common stock to an officer and two employees of the Company for services rendered.

Also during the year ended March 31, 2015, we issued 155,000 shares of our restricted common stock to legal counsel and a consultant to the Company.

Additionally, during the year ended March 31, 2015, we issued 64,100 shares of our common stock to a director. The shares vest over a one year period. We also issued options to purchase 600,000 shares of our common stock at an exercise price of $0.45 per share to two officers and directors and a director of the Company. The options vested immediately and are exercisable for a period of 5 years from the date of issuance, January 21, 2014.

During November 2014 we issued 494,000 shares of our common stock for total consideration of $247,000. In addition to the Common Stock, the Company issued 247,000 warrants to purchase shares of the Company’s common stock for a purchase price of $0.60 per share and for a term of 5 years.

On March 20, 2014 we completed a private placement to accredited investors of 5,000,000 shares of common stock and Series E Warrants to purchase up to 2,500,000 shares for aggregate gross proceeds to the Company of $2,500,000. The Series E Warrants are exercisable for a term of three-years at a per share price of $0.60. An additional 25,000 shares of common stock and Series E Warrants to purchase 25,000 shares were issued to a service provider.

During the year ended March 31, 2014 we issued 600,000 shares of common stock to officers and directors of the Company for services rendered. We also issued 55,000 shares of our common stock to non-employees for consulting services and options to purchase 800,000 shares of our common stock at an exercise price of $0.50 per share to a director of the Company. The options vested immediately and are exercisable for a period of 3 years from the date of issuance, February 14, 2014.

On December 20, 2013 we completed a private offering of an aggregate of $775,000 in promissory notes. The notes bear interest at a rate of 2.0% and are due and payable on December 20, 2014, with certain provisions for extension. In addition to the notes, the Company issued to the holders five-year warrants to purchase 1,291,667 shares of the Company’s common stock for a purchase price of $0.45 per share.

On August 7, 2013 we completed a private placement of 7,626,000 units at a purchase price of $0.25 per unit for a total aggregate amount of $1,906,500. Each unit consists of one share of common stock, one three-year Series C Warrant to purchase a share of common stock at a purchase price of $0.25 per share, and one five-year Series D Warrant to purchase one-half share of common stock at a purchase price of $0.25 per one-half share ($0.50 per share). Network 1 Financial Securities, Inc., a licensed broker dealer, acted as placement agent and received a selling commission equal to $190,650 and non-accountable expense reimbursement of $57,195.

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Item 27. Exhibits

(b)	Exhibits required by Item 601 of Regulation S-K

Exhibit Number	Description
2.1	Share Exchange Agreement dated January 10, 2012 by and among Moving Box Inc., Andreas Wilcken, Jr., Barfresh Inc. and the shareholders of Barfresh Inc. (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K as filed January 17, 2012
3.1	Certificate of Incorporation of Moving Box Inc. dated February 25, 2010 (incorporated by reference to Exhibit 3.1 to Form S-1 (Registration No. 333-168738) as filed August 11, 2010)
3.2	Amended and Restated Bylaws of Barfresh Food Group Inc. (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed August 4, 2014)
3.3	Certificate of Amendment of Certificate of Incorporation of Moving Box Inc. dated February 13, 2012 (incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K as filed February 17, 2012)
3.4	Certificate of Amendment of Certificate of Incorporation of Smoothie Holdings Inc. dated February 16, 2012 (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K as filed February 17, 2012)
4.1	Form of Series A Warrant (incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K as filed January 17, 2012)
4.2	Form of Series B Warrant (incorporated by reference to Exhibit 4.2 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.3	Form of Series C Warrant (incorporated by reference to Exhibit 4.3 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.4	Form of Series D Warrant (incorporated by reference to Exhibit 4.4 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.5	Form of Series PA Warrant (incorporated by reference to Exhibit 4.5 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.6	Form of Series CN Warrant (incorporated by reference to Exhibit 4.6 to Form 10K for the period ending March 31, 2014, as filed June 30, 2014)
4.7	Form of Series EN Warrant*
4.8	Form of Series E Warrant (Incorporated by reference to Exhibit 3.8 to Registration Statement on Form S-1 (Registration No. 333-203340) as filed April 10, 2015)
4.9	Form of Series G Warrant (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K as filed February 16, 2015)
4.10	Form of Series H Warrant*
4.11	Form of Series I Warrant*
4.12	Form of Convertible Promissory Note dated January 29, 2016 by Barfresh Food Group Inc. in favor of certain investors*
4.13	Form of warrant dated December 1, 2013*
5.1	Opinion and Consent of Libertas Law Group, Inc.*
10.1	Form of Registration Rights Agreement dated February 16, 2016*
10.2	Intellectual Property Sale Deed by and between National Australia Bank Limited and Barfresh Inc. dated October 15, 2013 (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q as filed November 20, 2013)
10.3	Form of Securities Purchase Agreement dated February 16, 2016 by and between Barfresh Food Group Inc. and certain investors.*
21.1	Subsidiaries (Incorporated by reference to Exhibit 21.1 to Transitional Report on Form 10KT for the transitional period from April 1, 2015 to December 31, 2015, filed on March 30, 2016)
23.1	Opinion of Eide Bailly LLP*
23.2	Opinion of Libertas Law Group, Inc. (included in Exhibit 5.1)*

* Filed herewith.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act;

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b. To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c. To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

7. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

8. That, for the purpose of determining liability under the Securities Act to any purchaser:

a. If the issuer is relying on Rule 430B:

1. Each prospectus filed by the undersigned issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

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2. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

b. If the issuer is subject to Rule 430C: Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Beverly Hills, State of California, on April 29, 2016.

BARFRESH FOOD GROUP, INC.

/s/ Riccardo Delle Coste
Riccardo Delle Coste
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Riccardo Delle Coste	Chief Executive Officer and Director	April 29, 2016
Riccardo Delle Coste	(Principal Executive Officer)

/s/ Joseph Tesoriero	Chief Financial Officer	April 29, 2016
Joseph Tesoriero	(Principal Financial Officer)

/s/ Steven Lang	Director	April 29, 2016
Steven Lang

/s/ Arnold Tinter	Director	April 29, 2016
Arnold Tinter

/s/ Joseph M. Cugine	Director	April 29, 2016
Joseph M. Cugine

/s/ Alice Elliot	Director	April 29, 2016
Alice Elliot

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